UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 26, 2003



                             STAAR SURGICAL COMPANY
             (Exact name of registrant as specified in its charter)



         Delaware                        0-11634                95-3797439
(State or other jurisdiction)     (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)



1911 Walker Avenue, Monrovia, California                            91016
(Address of principal executive offices)                          (Zip Code)



                                 (626) 303-7902
              (Registrant's telephone number, including area code)



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Item 5.  Other Events and Regulation FD Disclosure

    Second Amended and Restated Revolving Line of Credit between the Company and Wells Fargo Bank


         On March 26, 2003, the Company and Wells Fargo Bank executed a Second Amended and Restated Revolving Line of Credit Agreement to, among other things, extend the maturity date of the Company's $3.0 million line of credit for one year to March 31, 2004. The line of credit, which has borne interest at a rate equal to the prime rate plus a variable interest margin determined on the basis of the Company's EBITDA, will bear interest at a rate equal to the prime rate (4.25% at March 27, 2003) plus an interest margin of 5%. In addition, the Company is required to pay a commitment fee of 1.25% per annum on the unused amount of the line of credit. All other terms and conditions are generally unchanged, except that the cash flow and operating income covenants of the agreement are suspended until the third quarter of 2003 and the minimum tangible net worth covenant was reduced from $24.0 million to $13.5 million. The Company's obligation to Wells Fargo Bank is secured by a first priority lien on substantially all of the Company's assets. A copy of the Second Amended and Restated Revolving Line of Credit Agreement is attached to this Report as
Exhibit 10.1, and a copy of the related Second Amended and Restated Revolving Line of Credit Note is attached to this Report as Exhibit 10.2, each of which is incorporated herein by this reference.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits:

         10.01 Second Amended and Restated Revolving Line of Credit between the Company and Wells Fargo Bank, dated March 26, 2003.*

         10.2 Second Amended and Restated Revolving Line of Credit Note, dated March 26, 2003.

         99.1 Press release dated March 28, 2003, entitled "STAAR Surgical Company Renews Revolving Line of Credit."

* All schedules and or exhibits have been omitted. Any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.


Item 9.  Regulation FD Disclosure

         On March 27, 2003, the Company published a press release concerning the Second Amended and Restated Revolving Line of Credit Agreement. The text of the press release is attached to this Report as Exhibit 99.1, and is incorporated herein by this reference.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 28, 2003                   STAAR SURGICAL COMPANY

                                        By:   /s/  John Bily
                                            ____________________________________
                                              John Bily
                                              Chief Financial Officer








































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